CTI BioPharma Announces Restructuring Plan

- Fifty percent reduction in workforce expected to improve efficiencies and preserve capital for pacritinib development -

SEATTLE, December 13, 2018 - CTI BioPharma Corp. (NASDAQ:CTIC) announced today a restructuring plan to improve efficiencies and reduce costs within the organization. As part of this plan, workforce reductions have been implemented that impact approximately 50 percent of the total number of the Company’s employees. Cost savings of approximately $20 million primarily associated with reduced employee costs are expected over three years. The Company plans to provide financial guidance in the first half of 2019 when details of the U.S. Phase 3 trial design, including trial size and dosing schedule, have been determined.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding the anticipated cost savings from the workforce reduction, the timing of the provision of updated financial guidance and the expected timing for the determination of the trial design for the planned U.S. Phase 3 trial for pacritinib. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: cost savings from the workforce reduction may be less than anticipated; determination of the trial design for the planned U.S. Phase 3 trial for pacritinib may take longer than anticipated; clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our efforts to advance the development of pacritinib may not be successful; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.
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CTI BioPharma Contacts:
Julia Balanova (investors)
+1 646-378-2936
jbalanova@troutgroup.com

Rich Allan (media)
+1 646-378-2958
rallan@troutgroup.com